Exhibit 10.10


                     TERMINATION AGREEMENT


        1.  This is a termination agreement between Gerald
Sampson (the "Executive") and The Neiman Marcus Group, Inc.
("NMG" or the "Company").

        2. Beginning April 1, 1993, the Executive will be employed "at-will" as the Company's President/Chief Operating Officer, and either the Executive or the Company may terminate the Executive's employment at any time, with or without notice, for any reason.

        3. Notwithstanding the at-will relationship and in consideration of the Executive's accepting the position and agreeing to relocate to the greater Dallas area within 3 to 6 months of beginning employment, at the latest, the Company is willing to enter into this Termination Agreement.

        4. Between April 1, 1993 and March 31, 1995, while the Executive is employed at-will, should the Company terminate the Executive's employment except "for cause" or other than due to "total disability" or death, the Company agrees to provide the Executive a termination package consisting of an amount equivalent to his then-current, one year, base salary, which amount would be paid in 12 regular, monthly installments following such termination. Notwithstanding the 12 month salary obligation set forth above, should the Executive be engaged in employment (including contract employment or self-employment) of any kind during that 12 month period following termination other than for cause, total disability or death, the Company's salary obligation will be reduced, dollar-for-dollar, by the amount the Executive earns through such employment.

        5. For the purposes of determining the Executive's eligibility for the termination package set forth in this Termination Agreement:

                a. "For cause" means that, in the judgment of the Company, the Executive:

                         (1) failed to devote his full time, loyalty, best efforts, skills, knowledge and ability to the performance of his duties;

                         (2) committed an act of malfeasance or failed to render services exclusively to the Company;

                         (3) failed to fulfill his commitment to relocate to the greater Dallas area; or

                         (4) engaged in conduct detrimental to the best interest of the Company.

                b. "Total disability" means that, in the judgment of the Company, the Executive is unable to perform his duties for: (i) 45 consecutive business days or (ii) for a total of 90 business days during any nine-month period.

        6. During that period of the Executive's at-will employment which begins April 1, 1993, and ends March 31, 1995, payment by the Company of the termination package set forth in paragraph 4 constitutes full satisfaction of all Company financial obligations to the Executive (if any) which arise from or relate in any way to the termination of the Executive's employment. However, nothing in this paragraph 6 is intended to affect any earned, vested rights that the Executive may have under the applicable provisions of: (i) any life insurance policy or plan (group or otherwise) maintained for the Executive by the Company or (ii) any other "employee benefit pension plan," as defined by Section 3 of ERISA, then in effect and in which the Executive is participating under the terms of such plan.

        7. The invalidity of all or any part or provision of any section of this Termination Agreement will not render invalid the remainder of this Termination Agreement or the remainder of such sections or any other of its provisions.

        8. This Termination Agreement contains the entire agreement and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the termination of the Executive's at-will employment and to the subject matter of the Termination Agreement. The Termination Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, charge, amendment, modification or discharge is sought.

        9. This Termination Agreement will be construed as to both validity and performance and enforced in accordance with the laws of the State of Texas, without giving effect to the principles of conflicts of laws thereof.

                                 Neiman Marcus



                                 By: s/Terry J. Lundgren
                                      Its Chief Executive Officer


                                 Gerald Sampson



                                 By: s/Gerald Sampson